Filed Pursuant To Rule 433 Registration No.  333-167132 December 8, 2011

SUPPLY AND DEMAND In general, commodity prices are heavily influenced by the long-term dynamics of supply and demand, which are usually referred to as ‘fundamental drivers.’ They can also be affected by short-term shocks from geopolitical and economic events as well as weather-related factors. Prices are also influenced by speculative positions in derivatives markets. Supply and demand characteristics of commodities are most heavily influenced by economic factors affecting both producers and consumers. For example, the price of oil is highly dependent on the economic vitality and climate of countries that consume it as well as the ability and willingness of oil producing nations to meet rising demand. Likewise, the global price of grain or livestock is often influenced by the success of harvests in agricultural nations. Gold shares more characteristics with other metals than it does with other commodities. For example, many metals can be reused or recycled, providing a supply that can reduce pressure on mines to increase production. Compare this to non-recyclable commodities such as energy, agricultural and livestock which are consumed or transformed but can rarely be recycled. Most metals can be stored and transported without a need for highly specialized safety precautions and are not susceptible to spoiling or contamination, like agricultural products. However, gold possesses other characteristics that make it different than other metals. Figure 1 shows the fundamentals of gold supply and demand. Supply and demand patterns tend to be closely linked to the business cycle. Most gold, on the other hand, is used in jewelry, purchased by investors as gold coins or bars, and stored in central banks, which preserves this highly malleable metal for use in future applications. As a result, nearly all of the gold ever produced is still in existence, and recycled gold fulfills a greater share of the global supply than other scrap metals. This helps to reduce the effects of production disruptions and shortages. GOLD’S VERSATILE CHARACTERISTICS Over the past decade, commodities have benefited from growing demand spurred by global economic growth, especially given the larger role many developing markets now play in the world economy. Gold has been no exception, with its price rising for the past ten consecutive years. However, unlike many other commodities, gold did not suffer the same pull-back during the recent recession. (See Figure 2) Much of this sustained rise in price can be attributed to gold’s long-standing reputation as a ‘defensive’ asset used by investors to protect the value of their wealth during times of economic uncertainty. Indeed, since 2004, gold prices have continually set new records, particularly during 2011, when stagnant job growth in the US, fears of a double-dip recession, a market correction and the downgrade of the US government’s credit rating, pushed gold prices to their peak of $1,900.25 per ounce on September, 5, 2011.5 In addition, gold returns have also demonstrated lower volatility and correlations relative to other traditional asset classes and commodities. PERFORMANCE Over the long-term, gold has outperformed other commodities on a risk-adjusted basis. While gold has not always had better returns than other commodities, it has exhibited consistently lower volatility, even more so than diversified commodity indexes such as the S&P GSCI. (See Figure 3) 5 Source: Bloomberg

FIGURE 3: PERFORMANCE OF VARIOUS COMMODITIES AND COMMODITY INDICES (JULY 2, 2001 – JUNE 30, 2011)10-YEAR DESCRIPTION VOLATILITY* RETURN LONDON GOLD PM FIX (US$/OZ) 18.74 18.82 PLATINUM, NYMEX (US$/OZ) 24.50 11.83 COPPER LME (US$/T) 30.12 19.62 DOW JONES-UBS GRAINS SUBINDEX 25.07 4.14 DOW JONES-UBS COMMODITY INDEX 8.56 6.62 S&P GSCI® TOTAL RETURN 26.52 3.69 DOW JONES-UBS ENERGY SUBINDEX 33.55 2.30 BRENT CRUDE OIL (US$/BBL) 36.09 18.48 LONDON SILVER FIXING (US$/OZ) 34.99 23.36 *Volatility is the annualized standard deviation of daily returns for the period. Source: Barclays Capital, JP Morgan, S&P, MSCI, FactSet, SPDR® ETF Strategy a nd Consulting Group, as of 6/30/2011. VOLATILITY Volatile markets mean greater risks, particularly for investors with immediate or ongoing liquidity needs, such as retirees. Over the past two decades, gold’s volatility has been lower than most commodities as well as a number of traditional asset classes typically held in an investor’s portfolio. While gold has historically been more volatile than fixed income assets, it has demonstrated less volatility relative to both US and foreign equity indices. (See Figure 4) FIGURE 4: ANNUALIZED VOLATILITY OF VARIOUS ASSET CLASSES IN US DOLLARS* *Annualized June 2011. volatility based on monthly returns on available data from January 1987 to This recommendations file is provided or for provide informational any investment purposes or only; other does advice; not and purport is not to and make should any not be construed product, security as an offer or investment. to buy or sell, While or a the solicitation accuracy of of an any offer information to buy or communicated sell, gold or any herewith guarantee has such been accuracy; checked, nor neither do any the of them World accept Gold Council responsibility nor any for of any its affiliates losses or can damages arising directly or indirectly from the use of any such information. Reuters, Source: Barclays World Gold Capital, Council. Bloomberg, Hedge Fund Research, J.P. Morgan, Thomson UNCORRELATED RETURNS During times of economic and geopolitical turmoil, many asset classes often exhibit similar performance characteristics. Equity classes in particular tend to move closer in alignment with the market as whole. This correlated performance can not only increase volatility within a portfolio but it can also reduce the potential for excess returns. While commodities have historically resisted significant correlation with the equity market during periods of extreme volatility, gold has provided even greater protection against correlation. As Figure 5 shows, when equity prices fell by more than two standard deviations, the correlation between gold and equities tended to turn negative, while the correlation of most other commodities to equities rose significantly. This demonstrates the historical appeal of gold as a defensive asset during falling markets. However, when the economy recovered and equity prices rose sharply, their correlation to gold tended to be slightly positive, as investors often returned to stocks when they adopted a more favorable view of the market. FIGURE 5: WEEKLY-RETURN CORRELATION BETWEEN EQUITIES, GOLD AND COMMODITIES WHEN EQUITIES MOVE BY MORE THAN 2 STANDARD DEVIATIONS; JAN ‘87-JUN ‘11 Source: Bloomberg, LBMA, World Gold Council. CREATING A GOLD-ENHANCED COMMODITIES ALLOCATION As previously mentioned, investors may find it beneficial to add an allocation of commodities to a portfolio of traditional equity and fixed income investments. Mirroring the weightings of an index such as the S&P Goldman Sachs Commodity Index or the Dow Jones-UBS Commodity Index (DJ-UBSCI) may offer a suitable starting point. Both of these indices offer gold target weights. However, unless an entire portfolio is allocated to commodities, the potential benefits of gold will be greatly diluted. For example, a portfolio with a 10% allocation in commodities representing the weightings of the DJ-UBSCI would have less than 1% of its total assets invested in gold. To give a portfolio greater exposure to this precious metal, many advisors recommend creating a separate gold allocation of 3% to 10% of the entire portfolio, based on the investor’s objectives, timeframe and liquidity needs.

Unlike other commodities, which are often only available through complex investment instruments, investors have a variety of options for gaining exposure to gold, from physical ownership to gold funds and ETFs. PHYSICAL OWNERSHIP Those who do want to take possession of gold itself generally can purchase it in the form of gold coins or bars. It’s important for investors to conduct appropriate due diligence of sellers to ensure that the products are genuine and are appropriately valued. Owning gold may also incur additional expenses on insurance and security. Gold accounts offer another way to own physical gold without the logistics and expenses of storing and securing it. The investor purchases a specified quantity of gold bars from a recognized bullion dealer or bank or other depository, who is paid a separate fee for storage and insurance. With an allocated gold account, the investor has full ownership of his or her gold, which may not be traded or leased without his or her consent. With an unallocated account, the investor owns a proportional interest in the gold bars but not the bars themselves, which can be leased to a third party. GOLD MINING STOCKS AND FUNDS Gold mining stocks and gold sector funds enable investors to gain leveraged exposure to the price of gold through the profits of producers and refiners. When gold prices rises, mining companies’ profits may rise as well, although this is not always the case. Other factors beyond gold prices can influence a stock’s performance, such as investors’ views of a firm’s balance sheet, operational issues, expenses and earnings projections. In addition, most mining companies don’t restrict production to gold alone, so the overall profitability of its gold production may be offset by losses from its other mineral interests. While a diversified portfolio of mining stocks may provide a cushion against declining prices for a particular mineral, it may also limit the upside potential of stocks that are benefiting from rising gold prices. GOLD ETFS Within the past decade, the entrance of gold ETFs such as SPDR Gold Shares (GLD) has given thousands of investors a potentially more flexible and cost-effective way to add gold to their portfolios. Gold ETFs, like GLD, invest assets to purchase a quantity of gold held by a separate gold Trust, which is responsible for transporting, storing, safeguarding and insuring it. Each share represents a proportionate interest in gold. Investors can buy and sell shares at market prices through brokerage accounts, and the value of the shares is designed to reflect the current price of gold, minus management fees. Since the minimum investment in GLD is one share, an investor can potentially create a separate gold allocation in their portfolio at significantly lower costs than buying gold itself. CONCLUSION Diversifying a traditional investment portfolio with an allocation to commodities could potentially mitigate risk, reduce market correlations, and offer greater protection against losses. Indices such as the S&P Goldman Sachs Commodity Index or the Dow Jones-UBS Commodity Index offer a suitable starting point for building such an allocation. Yet, because gold weightings within these indices are relatively small, investors may wish to increase their exposure to this precious metal. As we’ve seen, over time, gold has performed differently than other commodities. Its volatility has been historically lower than most equity and commodity classes, and its performance has demonstrated a lower level of correlation with the market during periods of economic stress. However, it is important to keep in mind that this past performance is not indicative of future results. Whether an investor chooses to own gold bars or coins or invest in precious minerals funds, mining stocks or ETFs such as SPDR Gold Shares (GLD), adding gold to a portfolio may potentially enhance long-term returns

DEFINITIONS CORRELATION The correlation coefficient measures the degree to which the movements of two variables are related. For example, a correlation of 1.00 would (or 100%) indicate that the two asset classes monthly returns move in the same direction (positive or negative) for the stated time period. In contrast, a correlation coefficient of -1.00 would mean that the to indices move in opposite direction. A correlation of zero indicates that the two exhibit no discernible relationship. Alternatively, perfect negative correlation means that if one security moves in either direction the security that is perfectly negatively correlated will move by an equal amount in the opposite direction. If the correlation is 0, the movements of the securities are said to have no correlation. DIVERSIFICATION A risk-management technique that mixes a wide variety of investments within a portfolio. The rationale contends that a portfolio of different kinds of investments will, on average, yield higher returns and pose a lower risk than any individual investment found within the portfolio. It strives to smooth out events in a portfolio so that the positive performance of some investments will neutralize the negative performance of others. INDEX DEFINITIONS DOW JONES-UBS COMMODITY INDEX The Dow Jones-UBS Commodity Index aims to provide broadly diversified representation of commodity markets as an asset class. The index is made up of exchange-traded futures on physical commodities. The index represents 19 commodities, which are weighted to account for economic significance and market liquidity. DOW JONES-UBS ENERGY SUBINDEX The Dow Jones-UBS Energy SubIndex is composed of futures contracts on the physical commodities of heating oil, crude oil, natural gas, and unleaded gas that trade on exchanges. DOW JONES-UBS GRAINS SUBINDEX The Dow Jones-UBS Grains SubIndex is composed of futures contracts on the physical commodities of corn, soybeans, and wheat that trade on US exchanges. LONDON PM FIX The London fix is a method of determining the price of gold. It is carried out twice a day (10:30 AM and 3:00 PM, London time) by the 5 members via a dedicated conference call facility. S&P GOLDMAN SACHS COMMODITY INDEX (S&P GSCI) The S&P GSCI is a composite index of commodity sector returns representing an unleveraged, long-only investment in commodity futures that is broadly diversified across the spectrum of commodities. The returns are calculated on a fully collateralized basis with full reinvestment.

STATE STREET GLOBAL MARKETS, LLC State Street Financial Center One Lincoln Street Boston, MA 02111 866.787.2257 spdrgoldshares.com FOR PUBLIC USE. IMPORTANT RISK INFORMATION ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Neither diversification nor asset allocation ensure profit or guarantee against loss. While the shares of ETFs are tradeable on the secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. “Dow Jones,” “UBS Commodity IndexSM”, and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by State Street Global Advisors (SSgA). S&P GSCI® is a trademark of Standard & Poor’s Financial Services, LLC. and has been licensed for use by Goldman, Sachs & Co. “The MSCI US Equity Index and MSCI EAFE Equity Index are trademarks of MSCI Inc.” All information provided herein regarding JPMorgan Index products (referred to herein as “Index” or “Indices”), including without limitation, the levels of the Indices, is provided for informational purposes only and nothing herein constitutes, or forms part of, an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction, or a valuation or price for any product referencing the Indices. Nor should anything herein be construed as a recommendation to adopt any investment strategy or as legal, tax of accounting advice. Important Information Relating to SPDR Gold Trust: The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. STANDARD & POOR’S, S&P and S&P 500 are registered trademarks of Standard & Poor’s Financial Services LLC. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com. Not FDIC Insured – No Bank Guarantee – May Lose Value Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit www.spdrs.com. Read it carefully. © 2011 State Street Corporation. All Rights Reserved. IBG-5102 Exp. Date: 6/30/2012 IBG.RGLDC.1111

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.